Exhibit (a)(1)(A)

OFFER TO PURCHASE

BRE Properties, Inc.

Offer to Purchase for Cash

Any and All of its Outstanding

4.125% Convertible Senior Notes due 2026

CUSIP No. 05564E BH 8

CUSIP No. 05564E BJ 4

BRE Properties, Inc., a Maryland corporation (the “Company”), is offering to purchase for cash, on the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, this “Offer to Purchase”) and the accompanying Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”), any and all of its outstanding 4.125% Convertible Senior Notes due 2026 (the “Notes”) from each registered holder of the Notes (each, a “Holder” and, collectively, the “Holders”). The offer, on the terms set forth in this Offer to Purchase and the Letter of Transmittal, and any amendments or supplements hereto or thereto, is referred to as the “Offer.”

Subject to the terms and conditions of the Offer, Holders who validly tender, and do not validly withdraw, their Notes at or prior to the Expiration Date (as defined below), will receive $1,040 for each $1,000 principal amount of Notes purchased pursuant to the Offer, plus accrued and unpaid interest up to, but not including, the date of payment for the Notes accepted for payment.

The Offer is subject to the satisfaction of certain conditions set forth herein. We expressly reserve the right, at any time or at various times, to waive any of the conditions of the Offer, in whole or in part.

This Offer to Purchase and the accompanying Letter of Transmittal contain or incorporate by reference important information that should be read before any decision is made with respect to the Offer. See the section titled “Incorporation of Documents by Reference.”

As of September 14, 2010, there was $356,334,000 million aggregate principal amount of Notes outstanding. The Notes are convertible into cash or a combination of cash and shares of the Company’s common stock, $0.01 par value per share, at the Company’s option, at a conversion rate (subject to adjustment) of 14.2042 shares of common stock per $1,000 in principal amount of Notes. This represents a conversion price per share of $70.40. The Indenture (as defined herein) provides that the Notes are convertible at any time on or after July 15, 2026, but prior to the close of business on the second business day immediately preceding August 15, 2026, and also under any of the following circumstances (in each case, as more fully described in the Indenture): (i) if the closing sale price of our common stock reaches a specified threshold over a specified time period; (ii) if the trading price of the Notes is below a specified threshold for a specified time period; (iii) if the Notes have been called for redemption; or (iv) upon the occurrence of the specified transactions described in the Indenture.

The Company’s common stock is listed on The New York Stock Exchange (“NYSE”) under the symbol “BRE.” On September 14, 2010, the closing price of the Company’s common stock, as reported on the NYSE was $42.01 per share.

THE OFFER AND YOUR WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME ON OCTOBER 13, 2010, UNLESS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”) OR EARLIER TERMINATED BY THE COMPANY. YOUR ACCEPTANCE OF THE OFFER MAY ONLY BE WITHDRAWN UNDER THE CIRCUMSTANCES DESCRIBED IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL.

NONE OF THE COMPANY, THE DEALER MANAGERS, THE DEPOSITARY, THE INFORMATION AGENT OR THE TRUSTEE MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER ALL OR ANY PORTION OF THEIR NOTES.

This transaction has not been approved or disapproved by the Securities and Exchange Commission, nor has the Securities and Exchange Commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or any related documents. Any representation to the contrary is a criminal offense.

Questions and requests for assistance may be directed to RBS Securities Inc., Goldman, Sachs & Co. or Wells Fargo Securities, LLC (the “Dealer Managers”) or Global Bondholder Services Corporation (the “Information Agent”). Requests for additional copies of this Offer to Purchase or the Letter of Transmittal should be directed to the Information Agent.

The Dealer Managers for the Offer are:

RBS

Goldman, Sachs & Co.

Wells Fargo Securities

The date of this Offer to Purchase is September 15, 2010

THIS OFFER TO PURCHASE DOES NOT CONSTITUTE AN OFFER TO, NOR WILL NOTES BE ACCEPTED FOR PURCHASE FROM OR ON BEHALF OF, HOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE OF THE OFFER WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION OR IS OTHERWISE PROHIBITED.

This Offer to Purchase and the Letter of Transmittal contain important information that Holders are urged to read before any decision is made with respect to the Offer.

IMPORTANT INFORMATION

No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained in this Offer to Purchase, and, if given or made, such information or representations should not be relied upon as having been authorized by BRE, the Dealer Managers, the Depositary, the Information Agent or the Trustee. This Offer to Purchase and the related documents do not constitute an offer to buy or solicitation of an offer to sell Notes in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where the securities laws, “Blue Sky” laws or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of BRE by one or more registered brokers or dealers licensed under the laws of such jurisdiction. Neither the delivery of this Offer to Purchase and related documents nor any purchase of Notes will, under any circumstances, create any implication that the information contained in this Offer to Purchase or such other documents is current as of any time after the date of such document. None of the Company or its Board of Directors or employees, the Dealer Managers, the Depositary, the Information Agent or the Trustee is making any representation or recommendation to any Holder as to whether or not to tender such Holder’s Notes. You should consult your own financial and tax advisors and must make your own decision as to whether to tender your Notes for repurchase and, if so, the amount of Notes to tender.

We and our affiliates, including our executive officers and directors, will be prohibited by Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from repurchasing any of the Notes outside of the Offer until at least the tenth business day after the expiration or termination of the Offer, except pursuant to certain limited exceptions provided in Rule 14e-5 under the Exchange Act. Following that time, we expressly reserve the absolute right, in our sole discretion from time to time in the future, to purchase any of the

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Notes, whether or not any Notes are purchased pursuant to the Offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. On or after February 21, 2012, we may redeem the Notes in whole or in part for cash at 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest (including additional interest, if any) to but excluding the redemption date. We may not redeem the Notes prior to February 21, 2012 except to the extent necessary to preserve our status as a real estate investment trust. We cannot assure you as to which, if any, of these alternatives, or combinations thereof, we will pursue.

The CUSIP numbers referenced in this Offer to Purchase, the Letter of Transmittal and any related documents have been assigned by Standard & Poor’s Corporation and are included solely for the convenience of the Holders. None of BRE, the Dealer Managers, the Depositary, the Information Agent or the Trustee is responsible for the selection or use of the above CUSIP numbers, and no representation is made as to their correctness on the Notes or as indicated in this Offer to Purchase, the Letter of Transmittal or any other document.

We have not authorized any dealer, salesperson or other person to make any recommendation on our behalf as to whether you should tender, or refrain from tendering, all or any portion of the aggregate principal amount of your Notes in the Offer. We have not authorized any dealer, salesperson or other person to give any information or to make any representation in connection with the Offer, other than those contained in this Offer to Purchase and the Letter of Transmittal. If given or made, you should not rely on any such recommendation, information or representation as having been authorized by the Company, including the Board of Directors and employees of the Company, the Dealer Managers, the Depositary, the Information Agent or the Trustee.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents that we incorporate by reference contain forward-looking statements that pertain to, among other things, anticipated closings of transactions, uses of proceeds, our capital resources, financial liquidity, portfolio performance and results of operations. Forward-looking statements involve numerous risks and uncertainties. You should not rely on these statements as predictions of future events because there is no assurance that the events or circumstances reflected in the statements can be achieved or will occur. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or in their negative form or other variations, or by discussions of strategy, plans or intentions. Forward-looking statements are based on assumptions, data or methods that may be incorrect or imprecise or incapable of being realized. The following factors, among others, could affect actual results and future events: defaults or non-renewal of leases, illiquidity of real estate and reinvestment risk, our regional focus in the Western United States, insurance coverage, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, failure to successfully integrate acquired properties and operations, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, inability to obtain necessary permits and public opposition to such activities), failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, environmental uncertainties, risks related to natural disasters, financial market fluctuations, changes in real estate and zoning laws and increases in real property tax rates. Reference is made to discussions about risks under the heading “Certain Significant Considerations” in this Offer to Purchase, and the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and subsequent Quarterly Reports on Form 10-Q.

Except for our obligations under Rule 13e-4(c)(3), Rule 13e-4(d)(2) and Rule 13e-4(e)(3) of the Exchange Act to disclose any material changes in the information previously disclosed to Holders, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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You should read this Offer to Purchase and the documents that we reference in this Offer to Purchase and have filed as exhibits to the Schedule TO (as defined below) filed with the SEC, of which this Offer to Purchase is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by each of these cautionary statements.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and file reports, proxy statements and other information with the SEC. You may read and copy our reports, proxy statements and other information filed by us at the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our reports, proxy statements and other information filed electronically with the SEC are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

We have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Offer. The Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

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SUMMARY OF THE OFFER

The following are answers to some of the questions that you, as a Holder, may have about the Offer. The information below is a summary and is qualified in its entirety by reference to the full text and more specific details contained elsewhere in this Offer to Purchase and the accompanying Letter of Transmittal. We urge you to read carefully the remainder of this Offer to Purchase and the documents that are incorporated by reference in this document because the information in this summary is not complete. Additional important information is contained in the remainder of this document and the documents incorporated by reference.

INFORMATION ABOUT THE OFFER

WHO IS OFFERING TO PURCHASE THE NOTES?

•	BRE Properties, Inc., a Maryland corporation, is offering to purchase the Notes.

WHAT SECURITIES ARE WE SEEKING IN THE OFFER?

•

We are offering to purchase for cash and from all holders any and all of our outstanding 4.125% Convertible Senior Notes due 2026, which we refer to as the “Notes.” We issued the Notes pursuant to an indenture dated as of June 23, 1997, as amended by a first supplemental indenture dated as of April 23, 1998, a second supplemental indenture dated as of August 15, 2006 and a third supplemental indenture dated as of November 3, 2006, between us and The Bank of New York Mellon Trust Company, N.A. (f/k/a The Bank of New York Trust Company, N. A., as successor in interest to the predecessor trustees) as Trustee (the “Indenture”).

WHY IS BRE MAKING THE OFFER?

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We are making the Offer in order to repurchase any and all of the outstanding Notes. We will deliver the Notes that we repurchase in the Offer to the Trustee for cancellation and those Notes will cease to be outstanding.

HOW MUCH IS BRE OFFERING TO PAY FOR THE NOTES?

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We are offering to pay $1,040 in cash, plus accrued and unpaid interest to, but not including, the payment date for each $1,000 principal amount of Notes accepted for payment. Under no circumstances will any interest be paid or payable because of any delay in the transmission of funds by the Depositary.

WHAT ARE THE CONDITIONS TO THE OFFER?

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The purchase by us of validly surrendered Notes is subject to the satisfaction of certain conditions described in “Terms of the Offer—Conditions to the Offer” and the procedural requirements described in this Offer to Purchase.

HOW MANY NOTES WILL BRE PURCHASE?

•	We will purchase for cash, upon the terms and subject to the conditions of the Offer, any and all of the Notes that are validly tendered and not validly withdrawn.

HOW WILL BRE FUND THE PURCHASE OF NOTES IN THE OFFER?

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We intend to use a portion of the net proceeds from our proposed offering of senior unsecured notes (the “New Notes”) commenced on September 15, 2010, to pay the purchase price and accrued and unpaid interest on the Notes validly tendered and accepted for payment pursuant to the Offer. In the event that the net proceeds from the offering of the New Notes are not sufficient to fund the entire purchase price and accrued and unpaid interest on such tendered Notes, we intend to fund the difference with borrowings under our $750 million unsecured credit facility. This Offer is not conditioned on the closing of the New Notes offering. There can be no assurance that this Offer or the offering of the New Notes will be completed.

WHAT IS THE MARKET VALUE OF THE NOTES?

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There is no established reporting or trading system for the Notes. We believe that trading in the Notes has been limited. Our common stock is listed on the NYSE under the symbol “BRE.” On September 14, 2010, the closing price of our common stock, as reported on the NYSE, was $42.01 per share.

WHAT IS THE PROCESS FOR TENDERING NOTES?

•	There are three ways to tender your Notes, depending upon the manner in which your Notes are held:

•

If your Notes are registered in your name, (a) complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions to the Letter of Transmittal, (b) mail or deliver it and any other required documents to the Depositary and (c) either deliver the certificates for the tendered Notes to the Depositary or transfer your Notes pursuant to the book-entry transfer procedures described in this Offer to Purchase.

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If your Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, meaning your Notes are owned in “street name,” then you must instruct your broker, dealer, commercial bank, trust company or other nominee to tender your Notes.

•	If your Notes are held of record by The Depository Trust Company, or DTC, you may tender them through DTC’s Automated Tender Offer Program.

You should read the section titled “Terms of the Offer—Procedure For Tendering Notes” for more information on how to tender your Notes.

WHEN DOES THE OFFER EXPIRE?

•	The Offer expires at midnight, New York City time, on October 13, 2010, unless we extend the Offer in our sole discretion or unless we earlier terminate the Offer.

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In addition, if we materially change the terms of the Offer or if we waive a material condition of the Offer, we will disseminate additional Offer materials and extend the Offer in compliance with the Exchange Act.

MAY THE OFFER BE EXTENDED, AMENDED OR TERMINATED AND UNDER WHAT CIRCUMSTANCES?

•	We may amend the Offer in any respect in our sole discretion by giving written notice of such amendment to the Depositary.

•	We may extend the Offer in our sole discretion. If we extend the Offer, we will delay the acceptance of any Notes that have been tendered.

•	We may terminate the Offer under certain circumstances.

•	You should read the section titled “Terms of the Offer— Extension, Waiver, Amendment and Termination” for more information.

HOW WILL HOLDERS OF NOTES BE NOTIFIED IF THE OFFER IS EXTENDED?

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If we extend the Offer, we will notify you as promptly as practicable by press release or other public announcement, which will be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to BusinessWire. You should read the section titled “Terms of the Offer—Extension, Waiver, Amendment and Termination” for more information. In addition, if we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer to the extent required by Rule 13e-4(d)(2), Rule 13e-4(e)(3) and Rule 14e-1(b) under the Exchange Act.

WHEN WILL HOLDERS RECEIVE PAYMENT FOR TENDERED NOTES?

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You will receive payment for your Notes promptly after the date on which we accept all Notes validly tendered and not validly withdrawn. Under no circumstances will any interest be paid or payable because of any delay in the transmission of funds by the Depositary. You should read the section titled “Terms of the Offer—General” for more information.

CAN HOLDERS WITHDRAW TENDERED NOTES?

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You may withdraw your tendered Notes at any time on or before the Expiration Date (as it may be extended). You may also withdraw your Notes if we have not accepted them for payment by November 10, 2010 (40 business days from the commencement of the Offer).

HOW DO HOLDERS WITHDRAW PREVIOUSLY TENDERED NOTES?

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To withdraw your previously tendered Notes, you must deliver a written or facsimile transmission notice of withdrawal with the required information to the Depositary before your right to withdraw has expired. You may not rescind a withdrawal of tendered Notes. However, you may re-tender your Notes by again following the proper tender procedures. You should read the section titled “Terms of the Offer—Withdrawal of Tendered Notes” for more information on how to withdraw previously tendered Notes.

WHAT HAPPENS TO NOTES THAT ARE NOT TENDERED?

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Any Notes that remain outstanding after the completion of the Offer will continue to be our obligations. Such Notes will remain outstanding according to their terms and will continue to accrue interest under the terms of the Indenture. Holders of those outstanding Notes will continue to have all the rights associated with those Notes. You should read the sections titled “Purpose of the Offer” and “Certain Significant Considerations.”

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If you do not tender your Notes, you will continue to have the right to convert your Notes into shares of BRE common stock under the terms and subject to the conditions specified in the Indenture. See “Certain Significant Considerations.” On September 14, 2010, the closing price of our common stock, as reported on the NYSE, was $42.01 per share. YOU SHOULD OBTAIN CURRENT MARKET QUOTES FOR BRE COMMON STOCK BEFORE MAKING YOUR DECISION TO TENDER. See “Trading Market for the Notes and Common Stock” in this Offer to Purchase.

MAY HOLDERS STILL CONVERT NOTES INTO SHARES OF BRE COMMON STOCK?

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Yes. However, if you tender your Notes in the Offer, you may convert your Notes only after you validly withdraw your Notes before your right to withdraw has expired. The Notes are convertible into cash or a combination of cash and shares of the Company’s common stock, $0.01 par value per share, at the Company’s option, at a conversion rate (subject to adjustment) of 14.2042 shares of common stock per $1,000 in principal amount of Notes. This represents a conversion price per share of $70.40. The Indenture provides that the Notes are convertible at any time on or after July 15, 2026, but prior to the close of business on the second business day immediately preceding August 15, 2026, and also under any of the following circumstances (in each case, as more fully described in the Indenture): (i) if the closing sale price of our common stock reaches a specified threshold over a specified time period; (ii) if the trading price of the Notes is below a specified threshold for a specified time period; (iii) if the Notes have been called for redemption; or (iv) upon the occurrence of the specified transactions described in the Indenture.

•	Our common stock is listed on the NYSE under the symbol “BRE.” On September 14, 2010, the closing price of our common stock, as reported on the NYSE, was $42.01 per share.

DO HOLDERS HAVE TO PAY A BROKERAGE COMMISSION FOR TENDERING NOTES?

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No brokerage commissions are payable by you to the Company, the Dealer Managers, the Trustee, the Depositary or the Information Agent in connection with the tender of your Notes in the Offer. Except as set forth in Instruction 7 to the Letter of Transmittal, we will pay any transfer taxes with respect to the transfer and sale of Notes pursuant to the Offer.

DOES BRE HAVE THE FINANCIAL RESOURCES TO PAY FOR THE TENDERED NOTES?

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We intend to use a portion of the net proceeds from our proposed offering New Notes to pay the purchase price for and accrued and unpaid interest on the Notes validly tendered and accepted for payment pursuant to the Offer. In the event that the net proceeds from the offering of the New Notes are not sufficient to fund the entire purchase price and accrued and unpaid interest on such tendered Notes, we intend to fund the difference with borrowings under our $750 million unsecured credit facility.

WHAT CONSEQUENCES WILL ARISE IF YOU DO NOT TENDER YOUR NOTES AND THE OFFER IS SUCCESSFUL?

•	Consummation of the Offer may have adverse consequences for Holders of Notes that elect not to tender Notes pursuant to the Offer.

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The trading market for Notes not tendered pursuant to the Offer is likely to be significantly more limited than the trading market for the Notes prior to the consummation of the Offer, which may adversely affect the market price for the Notes.

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We expressly reserve the absolute right, in our sole discretion from time to time in the future, to purchase any of the Notes, whether or not any Notes are purchased pursuant to the Offer, that remain outstanding following termination or expiration of the Offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration.

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For a further discussion of these and certain other factors that should be considered in evaluating the Offer, see “Certain Significant Consideration” and “Certain United States Federal Income Tax Consequences.”

WHERE CAN HOLDERS GET MORE INFORMATION REGARDING THE OFFER?

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If you have any questions or requests for assistance, please contact the Dealer Managers, RBS Securities Inc. at (877) 297-9832 or (203) 897-4677, Goldman, Sachs & Co. at (800) 828-3182 or (212) 902-5183 or Wells Fargo Securities, LLC at (800) 367-8652, or Global Bondholder Services Corporation, the Information Agent for the Offer, at (212) 430-3774 (for banks and brokers only) or (866) 470-4500 (for all others toll-free). Requests for additional copies of this Offer to Purchase or the Letter of Transmittal should be directed to the Information Agent at the phone numbers above. You may also contact us by writing or call us at BRE Properties, Inc., 525 Market Street, 4th Floor, San Francisco, California 94105, attention: Investor Relations, telephone: (415) 445-6530. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee through which they hold their Notes with questions and requests for assistance.

IS BRE MAKING ANY RECOMMENDATION ABOUT THE OFFER?

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None of the Company or its Board of Directors or employees, the Dealer Managers, the Depositary, the Information Agent or the Trustee is making any recommendation as to whether or not you should tender your Notes pursuant to the Offer. You should determine whether or not to tender your Notes pursuant to the Offer based upon, among other things, your own assessment of the current market value of the Notes, liquidity needs and investment objectives.

INFORMATION ABOUT THE NOTES

WHAT IS THE AMOUNT OF CURRENTLY OUTSTANDING NOTES?

•	As of September 14, 2010, there was $356,334,000 aggregate principal amount of Notes outstanding.

WHAT IS THE CONVERSION RATE OF THE NOTES?

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The Notes are convertible into cash or a combination of cash and shares of the Company’s common stock, $0.01 par value per share, at the Company’s option, at a conversion rate (subject to adjustment) of 14.2042 shares of common stock per $1,000 in principal amount of Notes. This represents a conversion price per share of $70.40. The Indenture provides that the Notes are convertible at any time on or after July 15, 2026, but prior to the close of business on the second business day immediately preceding August 15, 2026, and also under any of the following circumstances (in each case, as more fully described in the Indenture): (i) if the closing sale price of our common stock reaches a specified threshold over a specified time period; (ii) if the trading price of the Notes is below a specified threshold for a specified time period; (iii) if the Notes have been called for redemption; or (iv) upon the occurrence of the specified transactions described in the Indenture.

•	Our common stock is listed on the NYSE under the symbol “BRE.” On September 14, 2010, the closing price of our common stock, as reported on the NYSE was $42.01 per share.

DOES BRE HAVE REDEMPTION RIGHTS?

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On or after February 21, 2012, we may redeem the Notes in whole or in part for cash at 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest (including additional interest, if any) to but excluding the redemption date. We may not redeem the Notes prior to February 21, 2012 except to the extent necessary to preserve our status as a real estate investment trust.

DO HOLDERS HAVE ANY RIGHTS TO REQUIRE BRE TO REPURCHASE THE NOTES?

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Subject to specified conditions, the Indenture provides that Holders may require us to repurchase their Notes in whole or in part (in principal amounts of $1,000 and integral multiples thereof) on February 21, 2012, August 15, 2013, August 15, 2016 and August 15, 2021 for cash equal to 100% of the principal amount of the notes to be repurchased plus accrued but unpaid interest (including additional interest, if any) to but excluding the repurchase date.

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Additionally, if we undergo a change of control, Holders have the right to require us to repurchase all or a portion of the Notes. If Holders require us to do so, we would repurchase the Notes for cash at a price equal to 100% of the principal amount to be repurchased, plus accrued interest and any additional amounts, if any, to, but excluding, the repurchase date. Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Notes, other than in the Offer, until at least 10 business days after the Expiration Date, except pursuant to certain limited exceptions provided in Rule 14e-5 under the Exchange Act.

WHAT ARE THE TAX CONSEQUENCES IF YOU TENDER YOUR NOTES?

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The receipt of cash in exchange for Notes in the Offer will be a taxable transaction for United States federal income tax purposes. If you are a U.S. Holder (as defined in “Certain United States Federal Income Tax Consequences”), you will generally recognize capital gain or loss on the sale to us of your Notes in an amount equal to the difference between (i) the amount of cash received for your Notes (other than the amount attributable to accrued but unpaid interest that has not been included in your income, if any) and (ii) your “adjusted tax basis” for the Notes at the time of the sale to us. The capital gain or loss will be long-term if you held the Note for more than one year at the time of the sale to us. An exception to this capital gain treatment may apply if you purchased the Notes at a “market discount.” See “Certain United States Federal Income Tax Consequences” in this Offer to Purchase. This Offer to Purchase includes only a summary of the possible tax consequences to you of tendering your Notes. You should consult with your own tax advisor regarding the actual tax consequences to you.

In this Offer to Purchase, “BRE Properties, Inc.,” “BRE,” “we,” “us,” “our” and the “Company” refer to BRE Properties, Inc. and its consolidated subsidiaries, unless the context requires otherwise.

THE COMPANY

We are a self-administered equity real estate investment trust, or “REIT,” focused on the acquisition, development and management of multifamily apartment communities in eight metropolitan markets of the Western United States. At August 31, 2010, our portfolio had real estate assets with a net book value of approximately $3.2 billion that included 76 wholly or majority-owned apartment communities, aggregating 22,066 units; thirteen multifamily communities owned in joint ventures, comprised of 4,080 apartment units; and six wholly or majority-owned apartment communities in various stages of construction and development, totaling 1,848 units. We earn revenue and generate cash primarily by collecting monthly rent from our apartment residents.

Recent Developments

On August 12, 2010, we acquired Fountains at River Oaks, a 226-unit apartment community in San Jose, California, for a total purchase price of approximately $50.3 million. In connection with the transaction, the Company assumed a $32.5 million secured mortgage loan, bearing an interest rate of 5.74% per annum. On August 20, 2010, we acquired 2.4 acres of land in downtown Sunnyvale, California, for approximately $19 million. We intend to develop on this land an approximately 280 unit apartment community. On August 31, 2010, we acquired Aqua Marina del Rey, a 500-unit apartment community in Marina del Rey, California, for a purchase price of approximately $166 million.

On August 31, 2010, we completed the sale of Boulder Creek, a 264-unit apartment community in Riverside, California, for approximately $24.6 million, with an expected gain on sale of approximately $7.8 million.

On or before September 30, 2010, we anticipate that we will close the disposition of Pinnacle at Riverwalk, a 714-unit apartment community located in Riverside, California. This property was classified as Held for Sale at the end of the second quarter of 2010.

Proposed Debt Offering

On September 15, 2010, concurrent with this Offer, we commenced an underwritten registered public offering of senior unsecured notes.

The offering of the New Notes is being made on the terms and subject to the conditions described in the preliminary prospectus supplement, filed with the SEC on September 15, 2010. We cannot assure you that the offering will be completed on its terms, or at all.

The tender offer is not contingent upon the closing of the notes offering. The notes offering is not contingent upon the successful completion of the tender offer.

Nothing in this Offer to Purchase should be construed as an offer to sell or a solicitation of an offer to buy the New Notes, as the offering is being made only upon the terms and conditions set forth in the preliminary prospectus supplement and prospectus related thereto.

PURPOSE OF THE OFFER

We are making the Offer in order to acquire any and all of the outstanding Notes. We will deliver the Notes that we purchase in the Offer to the Trustee for cancellation, and those Notes will cease to be outstanding. Any Notes that remain outstanding after the Offer will continue to be our obligations. Holders of those outstanding Notes will continue to have all the rights associated with those Notes. We are not seeking the approval of Holders for any amendment to the Notes or the Indenture.

SOURCE AND AMOUNT OF FUNDS

If all outstanding Notes are tendered, the maximum amount of funds required by us to purchase the Notes pursuant to the Offer is estimated to be approximately $372,996,326. We intend to use a portion of the net proceeds from the offering of the New Notes to pay the purchase price for and accrued and unpaid interest on the Notes validly tendered and accepted for payment pursuant to the Offer. In the event that the net proceeds are not sufficient to fund the entire purchase price and accrued and unpaid interest on such tendered Notes, we intend to fund the difference with borrowings under our $750 million unsecured credit facility. There can be no assurance that the offering of the New Notes will be completed.

The interest rate, the interest payment dates and the maturity date of the New Notes will be determined upon the pricing of the offering.

As provided in the Amended and Restated Credit Agreement, dated as of September 18, 2007, by and among the Company, the lenders party thereto, Wachovia Capital Markets, LLC and RBS Securities Corporation, as joint lead arrangers and joint book managers, Wachovia Bank, National Association, as administrative agent, The Royal Bank of Scotland, plc, as syndication agent, and Bank of America, N.A., JPMorgan Chase Bank, N.A. and Deutsche Bank Securities, Inc., as co-documentation agents, borrowings under the Company’s $750 million unsecured credit facility bear interest at LIBOR, which was 25 basis points as of September 14, 2010, plus 47.5 basis points. The Company’s $750 million unsecured credit facility is scheduled to mature on September 17, 2012. The Company has the ability from time to time to increase the size of the revolving credit facility by up to an additional $250 million, subject to receipt of lender commitments and other conditions precedent.

TRADING MARKET FOR THE NOTES AND COMMON STOCK

There is no established public reporting or trading system for the Notes, and trading in the Notes has been limited.

Our common stock is traded on The New York Stock Exchange under the symbol “BRE.” As of the close of business on September 13, 2010, approximately 64,072,987 shares of our common stock, par value $.01 per share, were issued and outstanding. The following table sets forth quarterly high and low prices for trades of our common stock during fiscal 2010 through September 14, 2010, fiscal 2009 and fiscal 2008:

	2010		2009		2008
	High	Low	High	Low	High	Low
First Quarter	$37.66	$30.37	$28.70	$17.04	$48.84	$34.01
Second Quarter	43.50	34.92	26.81	18.92	51.87	42.59
Third Quarter*	43.20	35.09	32.77	20.01	52.50	40.13
Fourth Quarter			35.21	26.77	49.19	18.06

*	Through September 14, 2010

The closing price of our common stock on September 14, 2010, was $42.01 per share. For more information on possible effects of the Offer on the trading market for the Notes, see “Certain Significant Considerations—Limited Trading Market.”

HOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE COMMON STOCK AND THE NOTES PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER.

TERMS OF THE OFFER

General

Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal, including, if the Offer is extended or amended, the terms and conditions of the extension or amendment, we are offering to purchase for cash any and all of our outstanding Notes at a purchase price of $1,040 for each $1,000 principal amount of Notes plus accrued interest to, but excluding, the payment date. You will not be required to pay a commission to the Depositary, the Information Agent, or the Trustee in connection with the tender of your Notes in the Offer. Except as set forth in Instruction 7 to the Letter of Transmittal, we will pay or cause to be paid any transfer taxes with respect to the transfer and sale of Notes pursuant to the Offer.

We expressly reserve the right to:

•

upon the occurrence of any event which would result in the failure of any of the conditions to the Offer, as described below under “—Conditions to the Offer,” terminate the Offer and not accept for payment the tendered Notes, in which case we will promptly return all previously tendered Notes to tendering Holders;

•	waive all the unsatisfied conditions and accept for payment and purchase all Notes that are validly tendered and not validly withdrawn on or before the Expiration Date;

•	extend the Expiration Date at any time; or

•	amend the Offer.

Our right to delay acceptance for payment of Notes tendered pursuant to the Offer or the payment for Notes accepted for purchase is subject to Rule 14e-1(c) under the Exchange Act, which requires that we pay the consideration offered or return the Notes deposited by or on behalf of the Holders promptly after the termination or withdrawal of the Offer. The Offer will expire at midnight, New York City time, on October 13, 2010, unless we extend it in our sole discretion. You should read the sections titled “—Conditions to the Offer” and “—Extension, Waiver, Amendment and Termination” below.

For purposes of the Offer, we will be deemed to have accepted for payment (and thereby purchased) Notes validly tendered and not validly withdrawn if, as and when we give written notice to the Depositary of our acceptance for payment of such Notes. We will deposit the aggregate purchase price for the Notes purchased in the Offer with the Depositary, which will act as agent for the tendering Holders for the purpose of transmitting payments to the tendering Holders. Notes purchased pursuant to the Offer will be paid for in immediately available funds promptly after the date on which we accept all Notes validly tendered and not validly withdrawn.

We reserve the right to transfer or assign, from time to time, in whole or in part, to one or more of our affiliates the right to purchase any or all of the Notes validly tendered pursuant to the Offer. If this transfer or assignment occurs, the assignee-affiliate will purchase the Notes validly tendered and not validly withdrawn. However, the transfer or assignment will not relieve us of our obligations under the Offer and will not prejudice Holders’ rights to receive the purchase price in exchange for the Notes validly tendered and accepted for payment. All Notes purchased by us, or by an assignee-affiliate pursuant to this paragraph, will be delivered to the Trustee for cancellation and those Notes will cease to be outstanding.

NONE OF THE COMPANY OR ITS BOARD OF DIRECTORS OR EMPLOYEES, THE DEALER MANAGERS, THE DEPOSITARY, THE INFORMATION AGENT OR THE TRUSTEE IS MAKING ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER THEIR NOTES PURSUANT TO THE OFFER.

There are three ways to tender your Notes, depending on the manner in which your Notes are held:

•

If your Notes are registered in your name, (a) complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions to the Letter of Transmittal, (b) mail or deliver it and any other required documents to the Depositary, and (c) either deliver the certificates for the tendered Notes to the Depositary or transfer your Notes pursuant to the book-entry transfer procedures described in this Offer to Purchase;

•

If your Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, meaning your Notes are owned in “street name,” then you must instruct your broker, dealer, commercial bank, trust company or other nominee to tender your Notes; or

•	If your Notes are held of record by DTC, you may tender them through DTC’s Automated Tender Offer Program.

A HOLDER WITH NOTES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT AND INSTRUCT THAT BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF SUCH HOLDER DESIRES TO TENDER THOSE NOTES. TO BE VALID, TENDERS MUST BE RECEIVED BY THE DEPOSITARY ON OR BEFORE THE EXPIRATION DATE.

We will, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their customers who are beneficial owners of the Notes held by them as a nominee or in a fiduciary capacity.

We are offering to purchase any and all Notes in the Offer. Following completion of the Offer, subject to the restrictions of Rule 13e-4 under the Exchange Act, the Company may purchase additional Notes in the open market, in privately negotiated transactions, through tender offers, by redemption or otherwise. Any future purchase may be on the same terms or on terms that are more or less favorable to Holders of Notes than the terms of the Offer. Any future purchases by us will depend on various factors existing at that time. There can be no assurance as to which of these alternatives, if any, we will choose to pursue.

Procedure For Tendering Notes

Valid Tender. For a Holder to validly tender Notes pursuant to the Offer, a properly completed and duly executed Letter of Transmittal or facsimile thereof, with any required signature guarantee, or in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal, and any other required documents, must be received by the Depositary at the address set forth on the back cover of this Offer to Purchase on or before the Expiration Date. In addition, on or before the Expiration Date, either:

•	certificates for tendered Notes must be received by the Depositary at such address; or

•

such Notes must be transferred pursuant to the procedures for book-entry transfer, and a confirmation of such tender must be received by the Depositary, including an Agent’s Message if the tendering Holder has not delivered a Letter of Transmittal.

The term “Agent’s Message” means a message, transmitted by DTC to and received by the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce such Letter of Transmittal against such participant.

Only Holders are authorized to tender their Notes. In all cases, notwithstanding any other provision of the Offer or contained in this Offer to Purchase, the payment for the Notes tendered and accepted for payment will be made only after timely receipt by the Depositary of certificates representing tendered Notes or book-entry confirmation, the Letter of Transmittal, or a facsimile thereof, properly completed and duly executed and any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message and other documents required by the Letter of Transmittal.

If the Notes are held of record in the name of a person other than the signer of the Letter of Transmittal, or if certificates for unpurchased Notes are to be issued to a person other than the registered Holder, the Notes must be endorsed or accompanied by appropriate instruments of transfer entitling the signer to tender the Notes on behalf of the registered Holder, in any case signed exactly as the name of the registered Holder appears on the Notes, with the signatures on the certificates or instruments of transfer guaranteed as described below.

Need for Signature Guarantee. Signatures on a Letter of Transmittal must be guaranteed by a recognized participant (each, a “Medallion Signature Guarantor”) in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program, unless the tendered Notes are tendered:

•

by the registered Holder of such Notes, or by a participant in DTC whose name appears on a Note position listing as the owner of such Notes, and that Holder has not completed either of the boxes titled “A. Special Issuance /Delivery Instructions” or “B. Special Payment Instructions” on the Letter of Transmittal; or

•

for the account of a firm that is a member of a registered national securities exchange or the Financial Industry Regulatory Authority, Inc. or is a commercial bank or trust company having an office in the United States (each, an “Eligible Institution”).

Book-Entry Delivery of the Notes. Within two business days after the date of this Offer to Purchase, the Depositary will establish an account with respect to the Notes at DTC for purposes of the Offer. Any financial institution that is a participant in the DTC system may make book-entry delivery of Notes by causing DTC to transfer such Notes into the Depositary’s account in accordance with DTC’s procedure for such transfer. Although delivery of Notes may be effected through book-entry at DTC, the Letter of Transmittal or facsimile thereof, with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must be transmitted to and received by the Depositary on or before the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

General. The tender of Notes pursuant to the Offer by one of the procedures set forth above will constitute:

•	the tendering Holder’s acceptance of the terms and conditions of the Offer; and

•	a representation and warranty by the tendering Holder that:

•	such Holder has the full power and authority to tender, sell, assign and transfer the tendered Notes; and

•

when the same are accepted for payment by us, we will acquire good and unencumbered title to such Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to adverse claims or rights.

The acceptance for payment by us of Notes will constitute a binding agreement between us and the tendering Holder upon the terms and subject to the conditions of the Offer.

THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL, CERTIFICATES FOR NOTES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE TENDERING HOLDER. IF A HOLDER CHOOSES TO DELIVER BY MAIL, THE RECOMMENDED METHOD IS BY REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Form and Validity. All questions as to the form of all documents and the validity, eligibility, including time of receipt, acceptance for payment and withdrawal of tendered Notes will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders of Notes that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive any of the conditions of the Offer or any defect or irregularity in the tender of Notes of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. Our interpretation of the terms and conditions of the Offer, including the instructions in the Letter of Transmittal, will be final and binding. None of us, the Dealer Managers, the Depositary, the Information Agent or the Trustee or any other person will be under any duty to give notification of any defects or irregularities in tenders or any notices of withdrawal or will incur liability for failure to give any such notification.

Compliance with “Short Tendering” Rule. It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender Notes for his own account unless the person so tendering (a) has a net long position equal to or greater than the aggregate principal amount of the Notes being tendered and (b) will cause such Notes to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

A tender of Notes in the Offer under any of the procedures described above will constitute the tendering Holder’s acceptance of the terms and conditions of the Offer, as well as the tendering Holder’s representation and warranty that (a) such Holder has a net long position in the Notes being tendered pursuant to the Offer within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Notes complies with Rule 14e-4 under the Exchange Act. Our acceptance for payment of the Notes tendered pursuant to the Offer will constitute a binding agreement between the tendering Holder and BRE upon the terms and subject to the conditions of the Offer.

Withdrawal of Tendered Notes

When Notes may be Withdrawn. You may withdraw your tendered Notes at any time on or before the Expiration Date. You may also withdraw your Notes if we have not accepted them for payment by November 10, 2010 (40 business days from the commencement of the Offer). A withdrawal of previously tendered Notes may not be rescinded. Any Notes validly withdrawn will be deemed not validly tendered for purposes of the Offer unless such Notes are validly re-tendered.

Holders who have validly withdrawn their previously tendered Notes may re-tender Notes at any time on or before the Expiration Date, by following one of the procedures described in “—Procedure for Tendering Notes.” In the event of a termination of the Offer, the Notes tendered pursuant to the Offer will be promptly returned to the tendering Holder.

Procedure for Withdrawing Notes. For a withdrawal of Notes to be valid, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. The withdrawal notice must:

•	specify the name of the person who tendered the Notes to be withdrawn;

•	contain a description of the Notes to be withdrawn;

•	specify the certificate numbers shown on the particular certificates evidencing such Notes and the aggregate principal amount represented by such Notes; and

•	be signed by the Holder of such Notes in the same manner as the original signature on the Letter of Transmittal, including any required signature guarantees.

Alternatively, the notice of withdrawal must be accompanied by evidence satisfactory to us, in our sole discretion, that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes. In addition, any such notice of withdrawal must specify, in the case of Notes tendered by delivery of certificates for such Notes, the name of the registered Holder, if different from that of the tendering Holder or, in the case of Notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn Notes. The signature on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Notes have been tendered for the account of an Eligible Institution. If certificates for the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal will be effective immediately upon receipt by the Depositary of a written or facsimile transmission notice of withdrawal even if physical release is not yet effected. Any Notes validly withdrawn will be deemed to be not validly tendered for purposes of the Offer. Withdrawals of Notes can be accomplished only in accordance with the foregoing procedures.

If a Holder tenders its Notes in the Offer, such Holder may convert its Notes only if such Holder validly withdraws its Notes prior to the time such Holder’s right to withdraw has expired. The Notes are convertible into cash or a combination of cash and shares of the Company’s common stock, $0.01 par value per share, at the Company’s option, at a conversion rate (subject to adjustment) of 14.2042 shares of common stock per $1,000 in principal amount of Notes. This represents a conversion price per share of $70.40. The Indenture provides that the Notes are convertible at any time on or after July 15, 2026, but prior to the close of business on the second business day immediately preceding August 15, 2026, and also under any of the following circumstances (in each case, as more fully described in the Indenture): (i) if the closing sale price of our common stock reaches a specified threshold over a specified time period; (ii) if the trading price of the Notes is below a specified threshold for a specified time period; (iii) if the Notes have been called for redemption; or (iv) upon the occurrence of the specified transactions described in the Indenture.

Form and Validity. All questions as to the form and validity, including time of receipt, of notices of withdrawal of tenders will be determined by us, in our sole discretion, which determination will be final and binding. None of us, the Dealer Managers, the Depositary, the Information Agent or the Trustee or any other person will be under any duty to give notification of any defects or irregularities in any notices of withdrawal or be subject to any liability for failure to give any such notification.

Conditions to the Offer

Notwithstanding any other provision of the Offer, we will not be obligated to accept for payment validly tendered Notes pursuant to the Offer, and may terminate the Offer, if the General Conditions set forth below are not satisfied.

For purposes of the foregoing provisions, all of the “General Conditions” shall be deemed to have been satisfied on the Expiration Date unless, in our reasonable judgment, any of the following conditions shall have occurred and be continuing on or after the date hereof and before the Expiration Date:

•

there shall have occurred (i) any general suspension of trading in, a material impairment with regards to the trading in or limitation on prices for, securities in the United States securities or financial markets, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) any limitation (whether or not mandatory) by any governmental authority on, or other event that would have a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (iv) any attack on, outbreak or escalation of hostilities or acts of terrorism involving the United States that would reasonably be expected to have a materially adverse effect on our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or (v) any significant adverse change in the United States securities or financial markets generally or in the real estate market which would have a material adverse effect on our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

•

there exists an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction that shall have been enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that would or would be reasonably likely to prohibit, prevent or materially restrict or delay consummation of the Offer or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects;

•

there shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer, that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects, or which would or might, in our reasonable judgment, directly or indirectly prohibit, prevent, restrict or delay consummation of the Offer or otherwise adversely affect the Offer in any material manner;

•

there exists any other actual or threatened legal impediment to the Offer or any other circumstances that would materially adversely affect the transactions contemplated by the Offer, or the contemplated benefits of the Offer to us;

•

there shall have occurred any development which would materially adversely affect our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates;

•

an event or events or the likely occurrence of an event or events that would or might reasonably be expected to prohibit, restrict or delay the consummation of the Offer or materially impair the contemplated benefits to us of the Offer; or

•

the trustee for the Notes objects in any respect to, or takes any action that would be reasonably likely to materially and adversely affect, the consummation of the Offer, or takes any action that challenges the validity or effectiveness of the procedures used by us in the making of the Offer or in the acceptance of Notes.

Any determination made by us concerning an event, development or circumstance described or referred to above will be final and binding on all parties. We expressly reserve the right to amend or terminate the Offer and to not accept for payment any Notes upon the failure of the satisfaction of the General Conditions. In addition, we expressly reserve the right, at any time or at various times, to waive any of the conditions of the Offer, in whole or in part. We will give oral or written notice (with any oral notice to be promptly confirmed in writing) of any amendment, non-acceptance, termination or waiver to the Information Agent as promptly as practicable, followed by a timely press release.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time prior to the Expiration Date to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

Extension, Waiver, Amendment and Termination

We expressly reserve the right, in our sole discretion at any time or from time to time, subject to applicable law:

•

to extend the Expiration Date and thereby delay acceptance for payment of, and the payment for, any Notes, by giving written notice of such extension to the Depositary and making a public announcement of the extension;

•	to amend the Offer in any respect, by giving written notice of such amendment to the Depositary and making a public announcement of the amendment; or

•	to waive in whole or in part any condition to the Offer and accept for payment and purchase all Notes validly tendered and not validly withdrawn on or before the Expiration Date.

If the General Conditions set forth under “—Conditions to the Offer” have failed to be satisfied, we reserve the right, in our sole discretion, to (i) terminate the Offer and not accept for payment and not pay for any Notes tendered that we have not already accepted for payment and paid for and (ii) subject to applicable law, postpone payment for any tendered Notes. If we elect to terminate the Offer or postpone payment for tendered Notes, we will give written notice to the Depositary and make a public announcement of such termination or postponement. Our reservation of the right to delay payment for Notes that we have accepted for payment is limited by Section 13e-4(f)(5), which requires that we pay the consideration offered or return the Notes tendered promptly after the termination or withdrawal of the Offer.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer to the extent required by Rule 13e-4(d)(2), Rule 13e-4(e)(3) and Rule 14e-1(b) under the Exchange Act.

We will notify you as promptly as practicable of any other extension, waiver, amendment or termination by press release or other public announcement, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to BusinessWire.

If we terminate the Offer, we will give immediate notice of the termination to the Depositary, and all Notes previously tendered will be returned promptly to the tendering Holders thereof. If the Offer is withdrawn or otherwise not completed, the purchase price will not be paid or become payable to Holders of Notes who have validly tendered their Notes in the Offer.

CERTAIN SIGNIFICANT CONSIDERATIONS

In deciding whether to participate in the Offer, you should consider the following factors, in addition to the other information presented in this Offer to Purchase and the documents that we incorporate by reference into this Offer to Purchase.

No Recommendations Concerning the Offer. None of the Company or its Board of Directors or employees, the Dealer Managers, the Information Agent, the Trustee or the Depositary or any of their respective affiliates makes any recommendation to any Holder whether to tender or refrain from tendering any or all of such Holder’s Notes, and none of them has authorized any person to make any such recommendation. Holders are urged to evaluate carefully all information in the Offer, consult their own investment, legal and tax advisors and make their own decisions whether to tender Notes, and, if they decide to tender Notes, the principal amount of Notes to tender.

Limited Trading Market. To the extent that Notes are tendered and accepted in the Offer, the trading market for Notes that remain outstanding following consummation of the Offer will become more limited. A bid for a debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may be lower than a bid for a comparable debt security with a greater float. Therefore, the market price of any untendered or otherwise unpurchased Notes may be affected adversely to the extent that the Notes tendered and purchased pursuant to the Offer reduce the float. The reduced float may also make the trading price more volatile. Consequently, the liquidity, market value and price volatility of Notes that remain outstanding may be adversely affected.

Holders of untendered or unpurchased Notes may attempt to obtain quotations for such Notes from their brokers; however, there can be no assurance that an active trading market will exist for the Notes following the Offer. The extent of the public market for the Notes following consummation of the Offer would depend upon the number of Holders holding Notes remaining at such time and the interest in maintaining a market in the Notes on the part of securities firms and other factors.

We may purchase the Notes after the expiration of the Offer on terms less favorable than those proposed in the Offer. We expressly reserve the absolute right, in our sole discretion from time to time in the future, to purchase any of the Notes, whether or not any Notes are purchased pursuant to the Offer, that remain outstanding following termination or expiration of the Offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration.

Withdrawal Rights

Notes tendered prior to the Expiration Date may only be withdrawn, in writing, prior to the Expiration Date (midnight, New York City time, on October 13, 2010, unless we extend or earlier terminate the Offer). Holders should not tender any Notes that they do not wish to be accepted for purchase.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

Circular 230 Notice

TO COMPLY WITH INTERNAL REVENUE SERVICE CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) THIS DISCUSSION IS NOT INTENDED OR WRITTEN BY US TO BE USED, AND CANNOT BE USED BY ANY TAXPAYER, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THE TAXPAYER UNDER THE CODE; (B) THIS DISCUSSION IS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) A TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

General

The following is a general discussion of certain material U.S. federal income tax considerations relating to Holders of the Notes with respect to the Offer. This discussion is for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to a particular Holder in light of the Holder’s individual circumstances or to certain types of Holders subject to special tax rules, including, without limitation, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, dealers in securities or currencies, regulated investment companies, real estate investment trusts, U.S. expatriates, traders in securities who elect to apply a mark-to-market method of accounting, persons that hold Notes as part of a “straddle,” a “hedge,” a “conversion transaction,” or other “integrated transaction,” persons that acquired Notes in connection with employment or the performance of services, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, persons subject to the alternative minimum tax, and partnerships and other pass-through entities. In addition, this discussion does not address state, local or foreign tax considerations with respect to the Offer or U.S. federal tax considerations (such as the estate tax or gift tax) other than income taxation. This summary assumes that Holders have held their Notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment).

This summary is based on the Code and applicable Treasury regulations, rulings, administrative pronouncements and judicial decisions in effect as of the date hereof, all of which are subject to change, perhaps retroactively, so as to result in U.S. federal income tax considerations that are different from those discussed below. The Company has not obtained, and does not intend to obtain, a ruling from the Internal Revenue Service (“IRS”) with respect to the U.S. federal income tax considerations described herein and, as a result, there can be no assurance that the IRS will not challenge one or more of the tax consequences described herein and that a court would not agree with the IRS.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Notes that for U.S. federal income tax purposes is: (i) an individual citizen or resident of the U.S.; (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S., any State thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust that is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons, or that has a valid election in effect under the applicable Treasury regulations to be treated as a U.S. person under the Code.

For purposes of this discussion, a “Non-U.S. Holder” means a beneficial owner of a Note that is an individual, a corporation (or other entity treated as such) or an estate or a trust that is not a U.S. Holder.

If a partnership holds a Note, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Any partners of a partnership holding the Notes are urged to consult their tax advisors.

Tendering U.S. Holders

Sale of a Note Pursuant to the Offer. The receipt of cash by a U.S. Holder in exchange for a Note pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder tendering a Note generally will recognize gain or loss in an amount equal to the difference between (i) the amount of cash received in exchange for such Note (other than any amount allocable to accrued but unpaid interest on the Note, which will be taxable as described below) and (ii) the U.S. Holder’s “adjusted tax basis” in the Note at the time of sale. Generally, a U.S. Holder’s adjusted tax basis in a Note will equal the cost of the Note, increased by market discount, if any, previously included in the U.S. Holder’s income, and reduced (but not below zero) by any payments received on the Note, other than payments of stated interest, and by any amortizable bond premium that an electing U.S. Holder has previously used to offset stated interest. Amortizable bond premium is generally defined as the excess of a U.S. Holder’s tax basis in the Note immediately after its acquisition over the sum of all amounts payable on the Note after the purchase date other than payments of stated interest. Subject to the market discount rules discussed below, gain or loss recognized by a U.S. Holder tendering a Note generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Note is more than one year at the time of the sale. Non-corporate taxpayers generally are subject to reduced rates of U.S. federal income taxation on net long-term capital gains. The deductibility of capital losses is subject to certain limitations. Amounts received by a U.S. Holder in respect of accrued and unpaid interest on a Note generally will be taxed as ordinary interest income for U.S. federal income tax purposes to the extent not previously included in income.

Market Discount. A Note has “market discount” if its stated redemption price at maturity (as defined for purposes of the market discount rules) exceeds its tax basis in the hands of a U.S. Holder immediately after its acquisition, unless a statutorily defined de minimis exception applies. Gain recognized by a U.S. Holder with respect to a Note acquired with market discount generally will be subject to tax as ordinary income to the extent of the market discount accrued during the period the Note was held by such U.S. Holder, unless the U.S. Holder previously elected to include market discount in income as it accrued for U.S. federal income tax purposes. Market discount will be treated as having accrued on a ratable basis unless the U.S. Holder elected to accrue market discount using a constant-yield method.

Tendering Non-U.S. Holders

Sale of a Note Pursuant to the Offer. A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized on a sale of a Note pursuant to the Offer unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S. and, if a tax treaty applies, the Non-U.S. Holder maintains a U.S. permanent establishment to which the gain is attributable;

•	the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the sale, and certain other conditions are met; or

•	the Note constitutes a “United States real property interest,” or “USRPI,” within the meaning of the Foreign Investment in Real Property Tax Act of 1980, or “FIRPTA.”

A Non-U.S. Holder described in the first bullet point above will be required to pay U.S. federal income tax on the net gain derived from the sale of Notes pursuant to the offer in the same manner as if such Non-U.S. Holder were a U.S. Holder, and if such Non-U.S. Holder is a foreign corporation, it may also be required to pay an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty). A holder described in the second bullet point above will be subject to U.S. federal income tax at a 30% rate (or, if applicable, a lower treaty rate) on the gain derived from the sale of a Note pursuant to the offer, which may be offset by U.S. source capital losses, even though the Non-U.S. Holder is not considered a resident of the U.S.

In the event a Note constitutes a USRPI, any gain recognized upon the sale of the Note pursuant to the offer will be subject to tax in the same manner as described in the first bullet point above. Notes held by a Non-U.S.

Holder may be exempt from treatment as a USRPI under FIRPTA if (a) we are a “domestically controlled qualified investment entity” at the closing of the offer, or (b) our common stock is regularly traded on an established securities market and the applicable Non-U.S. Holder has not, at the time it acquired the Note and at certain other times described in the applicable Treasury regulations, directly or indirectly held Notes (and in certain cases other direct or indirect interests in our stock) that had a fair market value in excess of five percent of the fair market value of all of our outstanding common stock. Assuming we qualify as a REIT, we will be a domestically controlled qualified investment entity if at the closing of the offer less than 50% in value of our shares are and have been held directly or indirectly by non-United States persons at all times during the 5-year period ending with the closing of the offer. We believe that we currently are a domestically controlled qualified investment entity. However, because our capital stock is publicly traded, there can be no assurance that we are qualified or will continue to qualify as a domestically controlled qualified investment entity.

Although the application of the above exceptions from FIRPTA to the Notes is not entirely clear, based on the law, facts and circumstances as they presently exist, we currently intend to take the position that the Notes will not constitute USRPIs as of the closing of the offer provided that at such time either (a) we continue to believe that we are and have been a domestically controlled qualified investment entity during the specified testing period; or (b) our common stock is regularly traded on an established securities market, the applicable Non-U.S. Holder does not exceed the five percent ownership limits described above and, as requested in the accompanying Letter of Transmittal, such Non-U.S. Holder provides appropriate evidence to this effect. Accordingly, provided either of these conditions is met, we currently do not intend to withhold U.S. federal income tax under FIRPTA from any amounts payable to a Non-U.S. Holder upon the sale of a Note pursuant to the offer. However, it is possible that the IRS could disagree with our position, in which case any Non-U.S. Holder would be liable for U.S. federal income tax under FIRPTA upon any such sale, and could be liable for interest and penalties if the Non-U.S. Holder fails to timely file a U.S. federal income tax return and pay such tax when due. If neither of the conditions described above applies, we intend to withhold 10% of any amounts payable to a Non-U.S. Holder upon the sale of a Note pursuant to the offer. Any amounts withheld may not satisfy a Non-U.S. Holder’s entire tax liability, and such Non-U.S. Holder remains liable for the timely payment of any remaining tax liability. If a sale of a Note is exempt from U.S. federal income tax, any amounts withheld may be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely provided to the IRS.

Interest. Any amount received by a Non-U.S. Holder pursuant to the Offer that is attributable to accrued interest generally will not be subject to U.S. federal withholding tax, provided that:

•	the Holder does not actually or constructively own a 10% or greater interest in the total combined voting power of all classes of our voting stock;

•	the Holder is not a bank that received the Note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	the Holder is not a controlled foreign corporation with respect to which we are a “related person” within the meaning of Section 864(d)(4) of the Code; and

•	we have or our paying agent has received appropriate documentation (generally, an IRS Form W-8BEN) establishing that the Holder is not a U.S. person.

If a Non-U.S. Holder does not qualify for an exemption from withholding tax on accrued interest under the preceding paragraph and the interest is not effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, such interest is not attributable to a U.S. permanent establishment), such interest generally will be subject to withholding of U.S. federal income tax at a 30% rate unless such Non-U.S. Holder is able to claim a valid exemption or reduction from withholding tax under an income tax treaty.

If accrued interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business (and if, under an applicable income tax treaty, the Non-U.S. Holder maintains a U.S.

permanent establishment to which the interest is attributable), then, although exempt from U.S. withholding tax (provided the Non-U.S. Holder provides a properly executed IRS Form W-8ECI), the Non-U.S. Holder generally will be subject to U.S. federal income tax on that accrued interest in the same manner as if the Non-U.S. Holder were a U.S. Holder. In addition, if the Non-U.S. Holder is a foreign corporation, the accrued interest may be subject to a branch profits tax at a rate of 30% or lower applicable treaty rate.

Information Reporting and Backup Withholding

A U.S. Holder whose Notes are tendered and accepted for payment pursuant to the Offer may be subject to certain information reporting requirements (unless the U.S. Holder is a corporation or other exempt recipient). In addition, a U.S. Holder may be subject to backup withholding with respect to the receipt of cash in exchange for a Note unless the U.S. Holder provides us with a correct taxpayer identification number (“TIN”) and certifies that the U.S. Holder is a U.S. person, the TIN is correct (or that the U.S. Holder is awaiting a TIN) and the U.S. Holder is not currently subject to backup withholding. U.S. Holders are encouraged to consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption. Any amount paid as backup withholding would be creditable against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the requisite information is timely provided to the IRS.

In general, information reporting and backup withholding will not apply to the sale of Notes by a Non-U.S. Holder pursuant to the Offer, provided that the Non-U.S. Holder has provided the required documentation that it is not a U.S. person (for example, IRS Form W-8BEN). However, information reporting (but not backup withholding) may apply to any portion of the sale proceeds attributable to accrued interest, even if the accrued interest is not subject to U.S. tax because of a treaty or Code exception.

Non-Tendering Holders

A Holder whose Notes are not purchased by us pursuant to the Offer will not incur any U.S. federal income tax liability as a result of the consummation of the Offer.

THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. ALL HOLDERS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE OFFER.

THE DEALER MANAGERS, DEPOSITARY AND INFORMATION AGENT

Dealer Managers

RBS Securities Inc., Goldman, Sachs & Co. and Wells Fargo Securities, LLC are acting as the Dealer Managers for BRE in connection with the Offer and have provided certain financial advisory services to BRE in connection with the Offer for which they will receive customary fees. Pursuant to the Dealer Manager Agreement, BRE will reimburse RBS Securities Inc., Goldman, Sachs & Co. and Wells Fargo Securities, LLC for certain out-of-pocket expenses. BRE has agreed to indemnify RBS Securities Inc., Goldman, Sachs & Co. and Wells Fargo Securities, LLC and their affiliates against certain liabilities in connection with the Offer, including liabilities under the U.S. federal securities laws.

From time to time in the ordinary course of their business, RBS Securities Inc., Goldman, Sachs & Co. and Wells Fargo Securities, LLC and their affiliates have engaged and may in the future engage in commercial banking, financial advisory or investment banking transactions with us and our affiliates, for which RBS Securities Inc., Goldman, Sachs & Co. and Wells Fargo Securities, LLC and their affiliates have received and will be entitled to receive customary fees. Affiliates of RBS Securities Inc., Goldman, Sachs & Co. and Wells Fargo Securities, LLC are lenders under our senior unsecured credit facility and are holders of Notes which they may tender for consideration in this Offer.

Any Holder who has questions concerning the terms of the Offer may contact the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover page of this Offer to Purchase.

Depositary and Information Agent

The Depositary for the Offer is Global Bondholder Services Corporation. All deliveries, correspondence and questions sent or presented to the Depositary relating to the Offer should be directed to the address or telephone number set forth on the back cover of this Offer to Purchase. The Company will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement of out-of-pocket expenses. The Company will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

Global Bondholder Services Corporation is acting as the Information Agent for the Company in connection with the Offer. The Company will pay the Information Agent reasonable and customary compensation for such services, plus reimbursement for out-of-pocket expenses. All inquiries and correspondence addressed to the Information Agent relating to the Offer should be directed to the address or telephone number set forth on the back cover page of this Offer to Purchase.

The Dealer Managers may contact Holders regarding the Offer and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Notes. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Company for customary mailing and handling expenses incurred by them in forwarding material to their customers. The Company will not pay any fees or commissions to any broker, dealer or other person, other than the Dealer Managers, in connection with the solicitation of tenders of Notes pursuant to the Offer.

INCORPORATION OF DOCUMENTS BY REFERENCE

We are incorporating by reference certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this Offer to Purchase. We incorporate by reference the following documents, which we have filed with the SEC:

•	Our Tender Offer Statement on Schedule TO filed with the SEC on September 15, 2010;

•

Annual Report on Form 10-K for the fiscal year ended December 31, 2009, including the information specifically incorporated by reference into our Form 10-K from our definitive proxy statement for our 2010 Annual Meeting of Stockholders;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2010;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2010;

•	Current Report on Form 8-K filed with the Securities and Exchange Commission on February 2, 2010;

•	Item 8.01 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on February 3, 2010;

•	Current Report on Form 8-K filed with the Securities and Exchange Commission on February 25, 2010;

•	Current Report on Form 8-K filed with the Securities and Exchange Commission on March 31, 2010;

•	Current Report on Form 8-K filed with the Securities and Exchange Commission on April 1, 2010;

•	Current Report on Form 8-K filed with the Securities and Exchange Commission on April 7, 2010;

•	Item 8.01 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 5, 2010;

•	Current Report on Form 8-K filed with the Securities and Exchange Commission on May 21, 2010;

•	Current Report on Form 8-K filed with the Securities and Exchange Commission on July 8, 2010;

•	Item 8.01 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on August 4, 2010;

•	Current Report on Form 8-K filed with the Securities and Exchange Commission on September 15, 2010; and

•	the description of our Common Stock contained in our Registration Statement on Form 8-B (File No. 001-14306), filed with the Securities and Exchange Commission on March 7, 1996.

You may request a copy of these filings, at no cost to you, by writing or telephoning us at: BRE Properties, Inc., Attention: Investor Relations, 525 Market Street, 4th Floor, San Francisco, California 94105-2712 (telephone (415) 445-6530). If you request a copy of any or all of the documents incorporated by reference, we will send to you the copies you request. However, we will not send exhibits to the documents, unless the exhibits are specifically incorporated by reference in the documents. These documents are also available from the SEC’s public reference room and Internet site referred to in the section titled “Where You Can Find More Information.”

MISCELLANEOUS

Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the SEC a tender offer statement on Schedule TO that contains additional information with respect to the Offer. We will file an amendment to the Schedule TO to report any material changes in the terms of the Offer and to report the final results of the Offer as required by Exchange Act Rules 13e-4(c)(3) and 13e-4(c)(4), respectively. The Schedule TO, including the exhibits and any amendments to the Schedule TO, may be examined, and copies may be obtained, at the same places and in the same manner as described in the sections titled “Incorporation of Documents by Reference” and “Where You Can Find More Information.”

The Offer is being made to all Holders of Notes. We are not aware of any jurisdiction in which the making of the Offer is prohibited by administrative or judicial action pursuant to a state statute. If we become aware of any jurisdiction where the making of the Offer is so prohibited, we will make a good faith effort to comply with any such statute. If, after such good faith effort, we cannot comply with any applicable statute, or if for any other reason we determine that a tender from a Holder may not be accepted, this Offer to Purchase will not constitute an offer to (nor will tenders be accepted from or on behalf of) any such Holder or the Holders in such jurisdiction.

The statements contained herein are made as of the date hereof, and the delivery of this Offer to Purchase and the accompanying materials will not, under any circumstances, create any implication that the information contained herein is correct at any time subsequent to the date hereof.

Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal or other materials may be directed to the Information Agent at the telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.

THE INFORMATION AGENT FOR THE OFFER IS:

GLOBAL BONDHOLDER SERVICES CORPORATION

65 Broadway, Suite 404

New York NY 10006

Attn: Corporate Actions

Banks and Brokers call: (212) 430-3774

Toll Free (866) 470-4500

THE DEPOSITARY FOR THE OFFER IS:

GLOBAL BONDHOLDER SERVICES CORPORATION

By facsimile:

(For Eligible Institutions only):

(212) 430-3775

Confirmation:

(212) 430-3774

By Mail:	By Overnight Courier:	By Hand:
65 Broadway—Suite 404 New York, NY 10006	65 Broadway—Suite 404 New York, NY 10006	65 Broadway—Suite 404 New York, NY 10006

Any questions regarding the terms and conditions of the Offer may be directed to the Dealer Managers.

THE DEALER MANAGERS FOR THE OFFER ARE:

RBS Securities Inc.

600 Washington Boulevard

Stamford, CT 06901

(877) 297-9832 or

(203) 897-4677

Attention: René Mijné

Goldman, Sachs & Co.

200 West Street, 7th Floor

New York, New York 10282

(800) 828-3182

(212) 902-5183

Attention: Liability Management Group

Wells Fargo Securities, LLC

375 Park Avenue

New York, New York 10152

(800) 326-5897

Attention: Equity Syndicate Department